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                                                               Exhibit 24

                              POWER OF ATTORNEY
                                  FORM S-8


     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned Directors of Jefferson Bankshares, Inc., a Virginia corporation, hereby constitute and appoint O. Kenton McCartney, Allen T. Nelson, Jr. and William M. Watson, Jr., or any of them, with full power to each of them to act alone, our true and lawful attorneys-in-fact and agents, for us on our behalf and in our name, place and stead, in any and all capacities, to execute and file any and all documents and instruments relating to the registration and issuance of shares of the common stock of Jefferson Bankshares, Inc. to be issued pursuant to its 1995 Long Term Incentive Stock Plan, including, but not limited to, a registration statement on Form S-8 to be filed with the Securities and Exchange Commission and any and all amendments thereto, and such statements or applications to the regulatory authorities of any state in the United States as may be necessary to permit said shares to be issued pursuant to said Plan, and any and all other documents requisite to be filed with respect thereto with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing necessary to be done in order to effectuate the same.

Dated:  June 27, 1995


John T. Casteen, III  (Seal)           J. A. Kessler, Jr.  (Seal)

Lawrence S. Eagleburger  (Seal)        W. A. Rinehart, III  (Seal)

Hunter Faulconer  (Seal)               Gilbert M. Rosenthal  (Seal)

Fred L. Glaize, III  (Seal)            Alson H. Smith, Jr.  (Seal)

Henry H. Harrell  (Seal)               Lee C. Tait  (Seal)

Alex J. Kay, Jr.  (Seal)               H. A. Williamson, Jr.  (Seal)